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                                                                    Exhibit 99.1

                                                          THE BOEING COMPANY
                                                          P.O. Box 3707
                                                          Seattle, WA 98124-2207

                                                          www.boeingmedia.com

BOEING ANNOUNCES SPECIAL FOURTH QUARTER EARNINGS CHARGE FOR DOUGLAS PRODUCTS

         SEATTLE, Jan. 21, 1998 -- Phil Condit, Boeing chairman and chief executive officer, reported today that the company will take a special fourth quarter charge to earnings of $1.4 billion pretax associated with the former McDonnell Douglas Corporation commercial aircraft product lines.

         The charge principally represents an inventory valuation adjustment for Douglas Products Division programs, based on post-merger assessments of market conditions and related program decisions. Also included in the charge are valuation adjustments in connection with customer financing assets and commitments.

         Condit said the special charge will result in a net loss for both the fourth quarter and the full year of 1997. He noted that, absent the special charge, earnings and cash flow from operations will be within the range of investment analysts' expectations. Final 1997 operating results will be reported January 27.

         As previously announced, the MD-80 and MD-90 twinjets will continue to be produced only until approximately mid-1999, and the MD-11 trijet market opportunities continue to be principally limited to the freighter version. The MD-95 program, now referred to as the Boeing 717 program, has been restructured to take advantage of longer-term market opportunities for a 100-seat aircraft.

         The company is continuing to assess potential opportunities for improved utilization and consolidation of facilities across all segments of the company. Future decisions regarding facilities conversions or consolidations will be based on long-term business objectives. Within the Information, Space & Defense Systems operating segment, any major restructuring actions will be contingent on demonstration of cost savings for U.S. government programs.

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C1583
Contact:
Larry McCracken (206) 655-6123